Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Schering-Plough Corporation and subsidiaries on Form S-8 of our reports dated February 25, 2003 and June 25, 2002, appearing in the Annual Report on Form 10-K of Schering-Plough Corporation and subsidiaries for the year ended December 31, 2002 and in the Annual Report on Form 11-K of the Schering-Plough Employees’ Savings Plan for the year ended December 31, 2001, respectively.

/s/Deloitte & Touche LLP

Parsippany, New Jersey
June 13, 2003